THESE SECURITIES HAVE NOT BEEN REGISTERED FOR OFFER OR SALE UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

CELSIA TECHNOLOGIES, INC.

SECURED CONVERTIBLE PROMISSORY NOTE

$_____________________	Dated: _____________
(Original Principal Amount)	(“Issuance Date”)

FOR VALUE RECEIVED, CELSIA TECHNOLOGIES, INC., a Nevada corporation (the “Company”), hereby promises to pay to___________________(the “Payee”), or their registered assigns, the principal amount of___________________($________) together with interest thereon calculated from the date hereof in accordance with the provisions of this Secured Convertible Promissory Note (as amended, modified and supplemented from time to time, this “Convertible Note” and together with any other Convertible Notes issued in the Convertible Note Issuance (as defined below) or upon transfer or exchange, the “Convertible Notes”). Capitalized terms not defined in this Convertible Note shall have the meaning ascribed to them in the Securities Purchase Agreement.

Certain capitalized terms are defined in Section 8 hereof.

1.  Payment of Interest. Interest shall accrue from the Issuance Date at a rate equal to ten percent (10%) per annum (the “Interest Rate”) on the unpaid principal amount of this Convertible Note and shall be payable on the Maturity Date; provided that so long as any Event of Default has occurred and is continuing, interest shall be deemed to accrue, to the extent permitted by law, at the rate of eighteen percent (18%) per annum retroactive to the date of this Convertible Note on the unpaid principal amount of this Convertible Note outstanding from time to time through the date on which such Event of Default ceases to exist. Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year.

2.  Maturity Date. The entire principal amount of this Convertible Note and all accrued but unpaid interest thereon shall be due and payable in full in cash in immediately available funds on the June 20, 2007 (such date, the “Maturity Date”). Any overdue principal and overdue interest together with any interest thereon, shall be due and payable upon demand.

3.  Conversion.

(i)  Notwithstanding the above, in the event a Qualified Debenture Financing is consummated, the principal amount of this Convertible Note plus accrued and unpaid interest thereon shall automatically be converted into Debentures issued by the Company in a Qualified Debenture Financing, as further described below; provided, however, if an Event of Default (as defined herein) shall have occurred prior to the consummation of a Qualified Debenture Financing, no such conversion shall occur and this Convertible Note shall remain outstanding in accordance with the terms hereof; provided further, that nothing in this proviso shall limit the ability of the holder of this Convertible Note from participating at the holder’s sole election in the Qualified Debenture Financing on the terms herein stated or on terms otherwise agreeable to such holder and the Company. The Company shall give Payee not less than five (5) days prior written notice of the closing of any Qualified Debenture Financing.

(ii)  Upon any automatic conversion of this Convertible Note into a Debenture pursuant to Section 3(i), the principal amount of such Debenture that shall be issuable to the Payee shall equal the principal amount plus accrued and unpaid interest thereon of this Convertible Note multiplied by one hundred ten percent (110%) (rounded to the nearest whole dollar). The Debenture to be issued upon any such conversion shall have the same rights, preferences and privileges as the Debenture issued in the Qualified Debenture Financing. The Payee, upon making such conversion, shall be entitled to all the benefits of any agreements entered into among the Company and the holders of the Debenture. If the Debenture sold in the Qualified Debenture Financing are sold as units including warrants or other securities, the Payee upon conversion of this Convertible Note shall receive all the securities comprising such units; provided, however, that if warrants to purchase shares of Company common stock are issued as part of such units, the Payee shall receive additional warrants exercisable for a number of shares of Company common stock equal to thirty percent (30%) of the number of shares of common stock into which the Debenture issued to the Payee could be converted into as of the consummation of the Qualified Debenture Financing; provided further, that if a Qualified Debenture Financing shall not have occurred by the four (4) week anniversary of the Issuance Date, such thirty percent (30%) amount shall be increased to fifty percent (50%), with such additional warrants having the same terms as the warrants issued pursuant to the Qualified Debenture Financing.

(iii)  Except as otherwise expressly provided herein, the conversion of this Convertible Note shall be deemed to have been effected on the date of the Qualified Debenture Financing once this Convertible Note has been surrendered for conversion at the principal office of the Company. At such time as such conversion has been effected, the rights of the holder of this Convertible Note as the holder of such note shall cease and the Person or Persons in whose name or names any Debenture are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of such Debentures represented thereby.

(iv)  As soon as possible after the conversion of this Convertible Note has been effected (but in any event within three (3) Business Days), the Company shall deliver to the converting holder the Debenture issuable by reason of such conversion in the name of such converting holder.

(v)  The Company shall not close its books against the transfer of Debenture issued or issuable upon conversion of this Convertible Note in any manner which interferes with the timely conversion of this Convertible Note. The Company shall assist and cooperate with any holder of this Convertible Note required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Convertible Note (including, without limitation, making any filings required to be made by the Company).

4.  Seniority. The obligations of the Company to make payments of principal and interest hereunder shall rank senior to all other debt of the Company (excluding trade payables incurred in the ordinary course of business), whether now or hereinafter existing.

5.  Method of Payments.

(i)  Payment. The Company will pay all sums for principal and interest becoming due on this Convertible Note not later than 1:00 p.m. New York time, on the date such payment is due, in immediately available funds, in accordance with the payment instructions that the Payee shall designate in writing, without the presentation or surrender of such Convertible Note or the making of any notation thereon. Any payment made after 1:00 p.m. New York time, on a Business Day will be deemed made on the next following Business Day. If the due date of any payment in respect of this Convertible Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension. All amounts payable under this Convertible Note shall be paid free and clear of, and without reduction by reason of, any deduction, set-off or counterclaim. The Company will afford the benefits of this Section to the Payee and to each other Person holding this Convertible Note. The Company shall have no liability to any holder of Convertible Notes for failure to make any payment due to such holder due to such holder’s failure to provide payment instructions to the Company.

(ii)  Transfer and Exchange. Subject to Section 17, upon surrender of any Convertible Note for registration of transfer or for exchange to the Company at its principal office, the Company at its sole expense will execute and deliver in exchange therefore a new Convertible Note or Convertible Notes, as the case may be, as requested by the holder or transferee, which aggregate the unpaid principal amount of such Convertible Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on the Convertible Note and otherwise of like tenor. The issuance of new Convertible Notes shall be made without charge to the holder(s) of the surrendered Convertible Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance, provided that each Convertible Noteholder shall pay any transfer taxes associated therewith. The Company shall be entitled to regard the registered holder of this Convertible Note as the holder of the Convertible Note so registered for all purposes until the Company or its agent, as applicable, is required to record a transfer of this Convertible Note on its register.

(iii)  Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Convertible Note and, in the case of any such loss, theft or destruction of any Convertible Note, upon receipt of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon the surrender and cancellation of such Convertible Note, the Company, at its expense, will execute and deliver, in lieu thereof, a new Convertible Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Convertible Note.

6.  Covenants of the Company. The Company covenants and agrees as follows:

(i)  Incurrence of Debt. The Company shall not incur any debt other than the Convertible Notes, except (i) as consented to by the Required Majority (as defined herein), (ii) trade payables incurred in the ordinary course of business or (iii) a Qualified Debenture Financing.

(ii)  Notice of Qualified Debenture Financing. At least five (5) days prior to the closing of any Qualified Debenture Financing, the Company shall provide Payee with written notice of such projected closing date, specifying the terms of the transaction and the proposed price per share of Debentures to be paid in such Qualified Debenture Financing. The Company shall promptly provide telephonic or electronic notice to Payee of any adjournments or rescheduling of such projected closing date.

(iii)  Convertible Notes. All Convertible Notes shall be on the same terms and shall be in substantially the same form. All payments to the holder of any Convertible Note shall be made to all holders of Convertible Notes, pro rata, based on the aggregate principal amount plus accrued but unpaid interest outstanding on such Convertible Notes at such time.

7.  Events of Default. If any of the following events (each, an “Event of Default”) takes place before the Maturity Date, the Required Majority at its option may declare all principal and accrued and unpaid interest thereon and all other amounts payable under this Convertible Note (including, without limitation, the amounts described in Section 9) immediately due and payable; provided, however, that this Convertible Note shall automatically become due and payable without any declaration in the case of an Event of Default specified in clause (ii), (iii), (v), (vi), (vii), (viii), (ix) or (xi) below:

(i)	Company fails to make payment of the full amount due under this Convertible Note on a demand following the Maturity Date; or

(ii)	A receiver, liquidator or trustee of Company or any substantial part of Company’s assets or properties is appointed by a court order; or

(iii)	Company is adjudicated bankrupt or insolvent; or

(iv)	Any of Company’s property is sequestered by or in consequence of a court order and such order remains in effect for more than 30 days; or

(v)
Company files a petition in voluntary bankruptcy or requests reorganization under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under such law, or

(vi)	Any petition against Company is filed under bankruptcy, receivership or insolvency law and such petition is not vacated within 30 days; or

(vii)
Company makes a formal or informal general assignment for the benefit of its creditors, or admits in writing its inability to pay debts generally when they become due, or consents to the appointment of a receiver or liquidator of Company or of all or any part of its property; or

(viii)	An attachment or execution is levied against any substantial part of Company’s assets that is not released within 30 days; or

(ix)	Company dissolves, liquidates, or transfers any major portion of its assets other than in the ordinary course of business; or

(x)	Company breaches any covenant or agreement on its part contained in this Convertible Note or the Security Agreement, which breach is not cured within 15 days; or

(xi)	Any material inaccuracy or untruthfulness of any representation or warranty of the Company set forth in this Convertible Note or the Security Agreement.

8.  Definitions.

“Agent” means Axiom Capital Management, Inc., which has been appointed as the Agent for the holders of the Convertible Notes (including the Payee) pursuant to the Security Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their activities.

“Convertible Noteholder” with respect to any Convertible Note, means at any time each Person then the record owner hereof and “Convertible Noteholders” means all of such Convertible Noteholders collectively.

“Convertible Note Issuance” shall mean the Secured Convertible Promissory Notes due on the Maturity Date issued by the Company to the Payee and other Convertible Noteholders (each in the form of this Convertible Note) in the original total aggregate principal amount of not less than $250,000 and not more than $1,000,000.

“Debentures” mean Senior Secured Convertible Debentures or similar securities of the Company issued pursuant to a Qualified Debenture Financing.

“Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity.

“Qualified Debenture Financing” shall mean the issuance by the Company of Debentures generating aggregate gross proceeds of not less than $4.0 million (with the unpaid principal and interest amounts of the Convertible Notes converted into such Debentures counted as part of such aggregate gross proceeds); provided, however, that if the economic terms of a Company financing are materially different in a manner detrimental to the holders of the Convertible Notes from the terms set forth in the proposed terms provided in writing to the holder of this Convertible Note on or prior to the date hereof, such financing shall not constitute a Qualified Debenture Financing without the consent of the Required Majority.

“Required Majority” shall mean (i) Convertible Noteholders holding at least fifty percent (50%) of the total aggregate principal amount of the Convertible Notes then outstanding, and (ii) Harborview Master Fund LP (“Harborview”), for so long as Harborview continues to hold at least twenty-five percent (25%) of the total aggregate principal amount of the Convertible Notes then outstanding.

“Security Agreement” means the Security Agreement containing mutually agreed terms to be executed as of the date hereof by the Payee, Agent and the Company, as amended, modified or supplemented from time to time.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of the date hereof, between the Company and the Payee.

9.  Adjustment Upon Certain Events. As a further inducement to the Payee to purchase this Convertible Note pursuant to the Securities Purchase Agreement, and in recognition of the substantial uncertainty associated with the Company’s ability to fully and timely perform its obligations under this Convertible Note, upon the occurrence of an Event of Default specified in Section 7(iii), (v), (vi) or (ix), the total amount of principal and interest then due under the terms of this Convertible Note shall be increased by fifty percent (50%).

10.  Expenses of Enforcement, etc. The Company agrees to pay all reasonable and documented fees and expenses incurred by the Payee in connection with the negotiation, execution and delivery of this Convertible Note, the Securities Purchase Agreement, and the Security Agreement (including the reasonable fees of counsel to the placement agent for the Payees). The Company agrees to pay all reasonable and documented fees and expenses incurred by the Payee in connection with any amendments, modifications, waivers, extensions, renewals, renegotiations or “workouts” of the provisions hereof or incurred by the Payee in connection with the enforcement or protection of its rights in connection with this Convertible Note, or in connection with any pending or threatened action, proceeding, or investigation relating to such enforcement or protection, including but not limited to the reasonable fees and disbursements of counsel for the Payee.

11.  Security Agreement. This Convertible Note shall be secured by the Security Agreement. Payee shall be entitled to all rights of a “Secured Party” as defined in the Security Agreement.

12.  No Rights as Shareholder. This Convertible Note, as such, shall not entitle the holder of the Convertible Note to any rights as a shareholder of the Company.

13.  Amendment, Consent and Waiver. The provisions of this Convertible Note may not be modified, amended or waived, and the Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it, without the written consent of the Company and the Required Majority, at which time such modification, amendment or waiver shall be effective as to all Convertible Notes.

14.  Remedies Cumulative. No remedy herein conferred upon the Payee is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

15.  Remedies Not Waived. No course of dealing between the Company and the Payee or any delay on the part of the Payee in exercising any rights hereunder shall operate as a waiver of any right of the Payee.

16.  Assignments. The Payee may assign, participate, transfer or otherwise convey this Convertible Note and any of its rights or obligations hereunder or interest herein to any affiliate of Payee and also to any other Person that the Company consents to (such consent not to be unreasonably withheld or delayed and may be conditioned on the Company’s satisfaction that all applicable laws shall have been complied with in connection with such transfer), and this Convertible Note shall inure to the benefit of the Payee’s successors and assigns. The Company shall not assign or delegate this Convertible Note or any of its liabilities or obligations hereunder.

17.  Headings. The headings of the sections and paragraphs of this Convertible Note are inserted for convenience only and do not constitute a part of this Convertible Note.

18.  Severability. If any provision of this Convertible Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Convertible Note will remain in full force and effect. Any provision of this Convertible Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

19.  Cancellation. After all principal, premiums (if any) and accrued interest at any time owed on this Convertible Note have been paid in full, or this Convertible Note has been converted this Convertible Note will be surrendered to the Company for cancellation and will not be reissued.

20.  Maximum Legal Rate. If at any time an interest rate applicable hereunder exceeds the maximum rate permitted by law, such rate shall be reduced to the maximum rate so permitted by law, and to the extent any interest payments have been previously paid relating to such excessive interest rate, such payments shall be deemed payments of principal hereunder.

21.  Place of Payment and Notices. Subject to Section 5(i) above, payments of principal and interest are to be delivered to the Convertible Noteholder of this Convertible Note at the address provided by the Payee in the Securities Purchase Agreement, or at such other address as such Convertible Noteholder has specified by prior written notice to the Company. No notice shall be deemed to have been delivered until the first Business Day following actual receipt thereof at the foregoing address.

22.  WAIVER OF JURY TRIAL. THE PAYEE AND THE COMPANY EACH HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CONVERTIBLE NOTE AND/OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

23.  Submission to Jurisdiction. Any legal action or proceeding with respect to this Convertible Note shall be brought exclusively in the courts of the State of New York or of the United States of America sitting in New York County, and, by execution and delivery of this Convertible Note, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

(i)  The Company hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(ii)  Nothing herein shall affect the right of the Payee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

24.  Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Convertible Note shall be given in accordance with Section 5.7 of the Securities Purchase Agreement.

25.  GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS CONVERTIBLE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Company has executed and delivered this Secured Convertible Promissory Note on the date first written above.

COMPANY: CELSIA TECHNOLOGIES, INC.

By:
Name:__________________________________ Title:___________________________________